Exhibit 99.1

NEWS RELEASE

Date:      May 3, 2017

From:     Archie M. Brown, Jr., President and Chief Executive Officer

MainSource Financial Group, Inc.  |  812-663-6734

MainSource Financial Group, Inc. Announces Retirement of

Bill Goodwin, Chief Credit Officer

MainSource Financial Group, Inc. (NASDAQ: MSFG) Greensburg, Indiana; Archie M. Brown, Jr., President and Chief Executive Officer of MainSource Financial Group, Inc., the holding company for MainSource Bank, has announced the retirement of William (Bill) J. Goodwin, Chief Credit Officer, effective May 3, 2017.

Bill joined MainSource Bank in 2009 with over 25 years of banking experience in commercial lending, credit administration and mortgage banking. While at MainSource, Mr. Goodwin developed and oversaw all aspects of the credit administration function and has helped MainSource Bank to maintain exceptional credit quality.

“Bill joined MainSource during the Great Recession and developed the role of Chief Credit Officer for the bank. He has implemented robust policies governing credit approval, internal controls and portfolio diversification.  As a result of his leadership, MainSource maintains a conservatively-managed loan portfolio that is positioned to withstand future economic turmoil.  His extensive credit experience, along with his leadership and knowledge, have been a great asset to MainSource. We will miss Bill’s talent and guidance but we wish him very well in his much-deserved retirement,” stated Archie M. Brown, Jr., President and Chief Executive Officer.

For more information about MainSource Bank, visit www.mainsourcebank.com.

MainSource Financial Group is listed on the NASDAQ National Market (under the symbol: “MSFG”) and is a community-focused, financial holding company with assets of approximately $4.6 billion. The Company operates 94 full-service offices throughout Indiana, Illinois, Kentucky and Ohio through its banking subsidiaries, MainSource Bank, Greensburg, Indiana, and The First Capital Bank of Kentucky, Louisville, Kentucky.

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2105 N SR 3 Bypass, PO Box 2000, Greensburg, IN 47240  |  Phone 812-663-6734  |  MainSourceBank.com